FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
November 5, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Frankowo-1 Well Flows Gas;
Updates Operations

Salt Lake City, November 5, 2012 – FX Energy, Inc. (NASDAQ: FXEN) today reported it has completed a drill stem test in the upper five meters (1542-1547) of a 45 meter pay zone in the Main Dolomite in the Frankowo-1 well.

The test was limited to three short flow periods with one initial shut-in period for pressure measurements.  Gas flowed at a rate of approximately 2MMcfg/d with a small amount of condensate in the third flow period.  The flow rate was achieved without any cleanout or stimulation of the well.  The Company kept flow periods brief because the Main Dolomite contains hydrogen sulfide (H2S), as is often the case with oil or natural gas.  The gas includes approximately 22% hydrocarbons, including liquids, and approximately 78% inerts.  “We only needed to ascertain that the well would flow sufficient quantities of gas and condensate to confirm the potential for commercial production,” said Andy Pierce, VP of Operations.  “The presence of H2S, as expected in the Main Dolomite, requires more expensive than usual production facilities.  We plan to assess the potential for more Main Dolomite accumulations which might be tied into a larger, regional production facility.  We have identified more than a dozen additional Main Dolomite leads on existing seismic data, which should make this area an attractive exploration and development project going forward.”

Data from the Frankowo-1 well are encouraging in terms of exploration potential in the Company’s 240,000 acre Block 246 in both the Rotliegend and Main Dolomite.  In the Rotliegend the well encountered 38 meters of good sand with 17% average porosity and approximately 77-78% methane content, but did not trap at the target location.  “We have discovered a Rotliegend trend with good quality gas and porosity; the challenge now is to shoot seismic and identify structural traps similar to the Fences wells,” said Pierce.  The Company plans to acquire regional and prospect specific 2-D seismic this winter with a view to drilling one or more prospects in either or both of the Rotliegend and Main Dolomite during 2013.

The Frankowo-1 well is located in Block 246, a 240,000 acre concession in which FX Energy holds a 100% interest.

Tuchola-3
Well site preparation is underway for the Tuchola-3 well.  Drilling and service contractors have been selected with drilling expected to begin within approximately 30 days.  The Tuchola-3 well is planned to test a Main Dolomite target at approximately 2550 meters and an independent Devonian oil target at a depth of 3180-3820 meters.  The Tuchola-3 well is located on one of four blocks that comprise the 880,000 acre Edge concession area in northern Poland.  FX Energy holds a 100% interest and operates the Tuchola-3 well and the Edge concession area.

Mieczewo-1K
Well site preparation is underway for the Mieczewo-1K well.  Well service companies have been selected and the drilling contract tender is in process.  The well is expected to begin drilling prior to the end of the year.  The Mieczewo-1K well is located in the western part of the 850,000 acre Fences concession, where the Polish Oil and Gas Company (PGNiG) is the operator.  PGNiG holds a 51% interest in the Mieczewo-1K well; the Company holds a 49% interest in the well.

Winna Gora Production Facility
The Winna Gora production facility and pipeline are expected to be completed within approximately two weeks with first production planned prior to the end of November.  The Winna Gora well is located in the north-central part of the 850,000 acre Fences concession, where PGNiG is the operator.  PGNiG holds a 51% interest and the Company holds a 49% interest.

Komorze-3
Recompletion of the Komorze-3 well is currently under way.  A production test is expected to be carried out later this quarter.  Komorze-3 penetrated a Rotliegend structure approximately 4 kilometers to the northeast of the Lisewo-1 discovery well, and compares favorably in terms of gas column and porosity to the Lisewo-1 well.  Work is underway on a production facility and pipeline that will serve both the Lisewo-1K and the Komorze-3 wells, along with the Lisewo-2 well, now scheduled for drilling in the first half of 2013.  Production from all three wells is forecast to commence in the second half of 2013.  The wells are located in the eastern part of the 850,000 acre Fences concession, where PGNiG is the operator.  PGNiG holds a 51% interest and the Company holds a 49% interest.

Plawce-2
Negotiations are ongoing between PGNiG and Halliburton and a definitive date has not been determined for fracking the Plawce-2 well.  The Plawce-2 well is located in the northwestern part of the 850,000 acre Fences concession.  PGNiG is the operator and holds a 51% interest in the Plawce-2 well; the Company holds a 49% interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.
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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.